Exhibit 99.1

For Immediate Release

Abbott to Acquire Solvay Pharmaceuticals Business

Diversifies Abbott’s pharmaceutical products, expanding international growth platform

Supports long-term strategy to bolster presence in key global emerging markets

Adds substantial R&D spending capacity to accelerate promising pipeline programs

Establishes Abbott’s presence in the growing global vaccines market

Provides accretion of approximately $0.10 to ongoing EPS in 2010, accelerating to more than $0.20 by 2012, increasing thereafter

Media: Melissa Brotz 847-935-3456

ABBOTT PARK, Ill., Sept. 28, 2009 — Abbott today announced a definitive agreement with the Solvay Group for Abbott to acquire Solvay’s pharmaceuticals business for EUR 4.5 billion ($6.6 billion) in cash, providing Abbott with a large and complementary portfolio of pharmaceutical products and a significant presence in key global emerging markets. The acquisition also includes full global rights to the fenofibrate franchise. Currently Abbott has U.S. rights to fenofibrate and pays royalties to Solvay.

Scott Stoffel 847-936-9502

Belgium-based Solvay Pharmaceuticals will add more than $3 billion in annual sales, the majority outside the U.S. Solvay has significant presence and infrastructure in key high-growth emerging markets, including Eastern Europe and Asia. Emerging markets are growing faster and increasing in importance due to demographics, rising incomes and expanded treatment of chronic disease.

Financial: John Thomas 847-938-2655

The acquisition will also add approximately $500 million to Abbott’s annual pharmaceutical R&D investment, providing Abbott with the opportunity to further accelerate near and long-term pharmaceutical growth.

Larry Peepo 847-935-6722

“The acquisition of Solvay Pharmaceuticals further diversifies our pharmaceutical portfolio, expands our presence in key high-growth emerging markets, enhances our investment in R&D and accelerates our long-term earnings-per-share growth outlook,” said Miles D. White, chairman and chief executive officer, Abbott.

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“In anticipation of future market needs, we are ensuring we have the technologies, products, infrastructure and reach to serve patients globally and continue to deliver sustainable industry-leading growth.  This acquisition, as well as the others we’ve announced this year all contribute to achieving that long-term goal,” said Mr. White.

“With this transaction Solvay Pharmaceuticals has found a new strong home, within a respected company with a solid and committed position in the industry,” comments Christian Jourquin, chief executive officer, Solvay.

Solvay’s pharmaceutical portfolio complements Abbott’s presence and expertise in specialty markets such as cardiovascular disease, neuroscience and gastroenterology.  Solvay has treatments for Parkinson’s disease, Ménière’s disease (abnormality of the inner ear), vertigo, and irritable bowel syndrome.  Solvay also offers products to treat men’s and women’s hormonal health, and exocrine pancreatic insufficiency (inability to properly digest food), which is associated with several underlying conditions including cystic fibrosis and chronic pancreatitis.

The acquisition also includes Solvay’s vaccines business, which will provide Abbott entry into the expanding global vaccines market.  Solvay has a small molecular diagnostics unit that will become part of Abbott’s diagnostics organization upon the transaction close.

“Abbott’s international pharmaceutical business has grown significantly over the past several years, driven by specialty products in developed markets,” said Olivier Bohuon, executive vice president, Pharmaceutical Products Group, Abbott. “In emerging markets where chronic disease is being treated more aggressively, the combined Abbott and Solvay portfolio of branded generics expands the global reach of these medicines.  Solvay’s business will also give us a platform to enter the attractive global vaccines market.”

Financial Highlights

The transaction will be approximately $0.10 accretive to ongoing earnings per share in 2010, accelerating to more than $0.20 by 2012, increasing thereafter, all before one-time transaction-related items, which will be provided at a later date.  These one-time transaction-related items are expected to occur between 2010 and 2012.  The transaction also includes payments of up to EUR 300 million if certain sales milestones are met between 2011 and 2013.

Abbott plans to fund the transaction with cash currently on the balance sheet.

This transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the first quarter of 2010.  As a result, the deal will have no impact on 2009 ongoing earnings per share.  The boards of directors of both companies have approved the proposed acquisition.

Barclays Capital served as an exclusive financial advisor to Abbott on this transaction.

Abbott Conference Call

Abbott will conduct a special conference call today at 7 a.m. Central time (8 a.m. Eastern time) to provide an overview of the transaction.  The live Web cast will be accessible through Abbott’s Investor Relations Web site at www.abbottinvestor.com.

About Solvay Pharmaceuticals

Solvay Pharmaceuticals is a research driven group of companies that constitutes the global pharmaceutical business of the Solvay Group.  These companies seek to fulfill carefully selected, unmet medical needs in the therapeutic areas of neuroscience, cardiometabolic, influenza vaccines, gastroenterology and men’s and women’s health.  Its 2008 sales were EUR 2.7 billion, and it employs more than 9,000 people worldwide.  For more information, visit www.solvaypharmaceuticals.com.

About Abbott

Abbott (NYSE: ABT) is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics.  The company employs more than 72,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

Abbott Forward Looking Statement

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements.  Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2008, and are incorporated by reference.  Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

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